Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Principal Life Insurance Company
We have audited the consolidated financial statements of Principal Life Insurance Company
(the Company) as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and have issued our report thereon dated March 11, 2016 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(3) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these schedules based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/Ernst & Young LLP

Des Moines, Iowa
March 11, 2016

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2015

			Amount as
			shown in the
			consolidated
			statement of
			financial
Type of Investment	Cost	Value	position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,423.5	$1,438.7	$1,438.7
States, municipalities and political subdivisions	4,450.6	4,664.3	4,664.3
Foreign governments	349.7	424.0	424.0
Public utilities	3,283.0	3,443.7	3,443.7
Redeemable preferred stock	56.7	59.1	59.1
All other corporate bonds	24,213.0	24,772.3	24,772.3
Residential mortgage-backed securities	2,537.1	2,614.2	2,614.2
Commercial mortgage-backed securities	3,862.2	3,850.0	3,850.0
Collateralized debt obligations	688.8	663.7	663.6
Other debt obligations	4,529.7	4,533.5	4,533.5
Total fixed maturities, available-for-sale	45,394.3	46,463.4	46,463.4
Fixed maturities, trading	538.8	538.8	538.8
Equity securities, available-for-sale:
Banks, trust and insurance companies	48.3	35.5	35.5
Industrial, miscellaneous and all other	3.1	2.2	2.1
Non-redeemable preferred stock	58.8	64.2	64.2
Total equity securities, available-for-sale	110.2	101.8	101.8
Equity securities, trading	204.4	204.4	204.4
Mortgage loans (1)	11,842.4	XXXX	11,791.0
Real estate, net:
Real estate acquired in satisfaction of debt (3)	115.6	XXXX	110.3
Other real estate	1,336.9	XXXX	1,336.9
Policy loans	786.3	XXXX	786.3
Other investments (2)	1,378.6	XXXX	1,378.0
Total investments	$61,707.5	XXXX	$62,710.9

(1) The amount shown in the consolidated statement of financial position for mortgage loans differs from cost as mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances.
(2) The amount shown in the consolidated statement of financial position for real estate differs from cost as real estate is generally reported at cost adjusted for valuation allowances.
(3) The amount shown in the consolidated statement of financial position for other investments differs from cost due to accumulated earnings from minority interests in unconsolidated entities and properties owned jointly with venture partners and operated by the partners. Other investments also includes derivative assets and certain seed money investments, which are reported at fair value, and commercial mortgage loans of consolidated VIEs for which the fair value option was elected.

Schedule III - Supplementary Insurance Information
As of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds
	(in millions)
2015:
Retirement and Income Solutions	$854.0	$13,229.8	$28,651.5
Principal Global Investors	—	—	—
U.S. Insurance Solutions	2,203.3	8,569.9	5,217.1
Corporate	0	38.6	2.5
Total	$3,057.3	$21,838.3	$33,871.1

2014:
Retirement and Income Solutions	$797.2	$11,274.2	$28,968.5
Principal Global Investors	—	—	—
U.S. Insurance Solutions	1,957.4	8,379.4	5,201.3
Corporate	—	38.0	2.7
Total	$2,754.6	$19,691.6	$34,172.5

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2015:
Retirement and Income
Solutions	$3,011.4	$1,749.0	$4,158.4	$158.2	$1,126.8
Principal Global Investors	—	10.9	—	—	502.9
U.S. Insurance Solutions	2,045.9	714.7	1,963.5	93.5	783.6
Corporate	0.1	77.4	13.2	—	(66.2)
Total	$5,057.4	$2,552.0	$6,135.1	$251.7	$2,347.1

2014:
Retirement and Income
Solutions	$1,584.5	$1,857.7	$2,766.9	$163.6	$1,056.9
Principal Global Investors	—	12.1	—	—	496.3
U.S. Insurance Solutions	1,913.8	711.8	1,847.9	184.9	710.4
Corporate	(1.1)	81.9	(4.8)	—	(8.9)
Total	$3,497.2	$2,663.5	$4,610.0	$348.5	$2,254.7

2013:
Retirement and Income
Solutions	$1,045.5	$1,933.1	$2,303.4	$75.0	$1,032.3
Principal Global Investors	—	16.3	0	—	513.2
U.S. Insurance Solutions	1,816.5	684.7	1,826.0	95.6	675.1
Corporate	0.4	47.4	(14.9)	—	(14.9)
Total	$2,862.4	$2,681.5	$4,114.5	$170.6	$2,205.7

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Principal Life Insurance Company
Notes to Consolidated Financial Statements
December 31, 2015

Schedule IV - Reinsurance
As of December 31, 2015, 2014 and 2013 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2015:
Life insurance in force	$388,720.1	$183,503.7	$1,187.1	$206,403.5	0.6%

Premiums:
Life insurance	$3,773.7	$254.5	$183.2	$3,702.4	4.9%
Accident and health insurance	1,502.1	147.1	—	1,355.0	—%
Total	$5,275.8	$401.6	$183.2	$5,057.4	3.6%

2014:
Life insurance in force	$352,800.8	$176,168.5	$1,317.7	$177,950.0	0.7%

Premiums:
Life insurance	$2,357.1	$227.3	$143.9	$2,273.7	6.3%
Accident and health insurance	1,398.3	174.8	—	1,223.5	—%
Total	$3,755.4	$402.1	$143.9	$3,497.2	4.1%

2013:
Life insurance in force	$314,777.5	$142,623.2	$1,455.4	$173,609.7	0.8%

Premiums:
Life insurance	$1,824.9	$204.4	$102.0	$1,722.5	5.9%
Accident and health insurance	1,307.9	168.0	—	1,139.9	—%
Total	$3,132.8	$372.4	$102.0	$2,862.4	3.6%